VESSEL CONSTRUCTION CONTRACT


                                    BETWEEN

                        MATSON NAVIGATION COMPANY, INC.,
                                   PURCHASER,

                                      AND

                      KVAERNER PHILADELPHIA SHIPYARD INC.,
                                   CONTRACTOR


                                  MAY 29, 2002



                          VESSEL CONSTRUCTION CONTRACT

                               TABLE OF CONTENTS

ARTICLE I.  GENERAL STATEMENT OF WORK.........................................1
ARTICLE II.  PLANS AND SPECIFICATIONS, INTERPRETATION.........................5
ARTICLE III.  CONTRACT PRICE AND PAYMENT......................................6
ARTICLE IV.  CHANGES..........................................................8
ARTICLE V.  RIGHTS OF PURCHASER WITH RESPECT TO ENGINEERING AND DESIGN
   DATA .....................................................................12
ARTICLE VI.  EXTENSION OF TIME FOR COMPLETION OF WORK........................13
ARTICLE VII.  CERTAIN THIRD PARTY AGREEMENTS AND CONSENTS....................15
ARTICLE VIII. CONTRACTOR TO RECEIVE AND CARE FOR ITEMS FURNISHED BY
   PURCHASER.................................................................17
ARTICLE IX. INSURANCE ON THE VESSEL AND MATERIALS............................17
ARTICLE X.  DAMAGE TO OR LOSS OF THE VESSEL..................................19
ARTICLE XI.  INJURY TO EMPLOYEES AND OTHERS; PROPERTY DAMAGE OR LOSS;
   INDEMNITY REGARDING RELATED AGREEMENTS ...................................21
ARTICLE XII.  APPOINTMENT OF REPRESENTATIVES OF THE PURCHASER................22
ARTICLE XIII.  MATERIALS AND WORKMANSHIP.....................................23
ARTICLE XIV.  INSPECTION-APPROVAL OF PLANS...................................25
ARTICLE XV.  TRIALS..........................................................27
ARTICLE XVI.  ADDITIONAL TRIALS-EXPENSES.....................................28
ARTICLE XVII.  POST-TRIAL INSPECTION-ACCEPTANCE AND DAMAGES..................28
ARTICLE XVIII.  GUARANTEE-PERIOD LIABILITY FOR DEFECTIVE WORK OR MATERIAL....29
ARTICLE XIX.  DEFAULT OF PURCHASER...........................................35
ARTICLE XX.  DEFAULT OF CONTRACTOR; ACTION BY THE PURCHASER UPON DEFAULT.....37
ARTICLE XXI.  ADJUSTMENT OF CONTRACT PRICE AND TERMINATION FOR
   NON-PERFORMANCE...........................................................40
ARTICLE XXII.  CANCELLATION BY THE PURCHASER.................................46
ARTICLE XXIII.  SUPPLIES USED DURING TRIALS AND ON BOARD AT DELIVERY;
   SPARES....................................................................46
ARTICLE XXIV.  TITLE.........................................................47
ARTICLE XXV.  LIENS..........................................................48
ARTICLE XXVI.  TAXES.........................................................48
ARTICLE XXVII.  PATENT INFRINGEMENT..........................................48
ARTICLE XXVIII.  ENTIRE AGREEMENT AND ASSIGNMENT OF CONTRACT; FACSIMILE......49
ARTICLE XXIX.  COMPUTATION OF TIME...........................................50
ARTICLE XXX. CONTRACTOR TO COMPLY WITH ALL LAWS AND REGULATIONS..............50
ARTICLE XXXI.  APPLICABLE LAW................................................51
ARTICLE XXXII.  DISPUTES.....................................................51
ARTICLE XXXIII. NOTICE.......................................................52
ARTICLE XXXIV. LIMITATION OF LIABILITY AND NO BROKERAGE......................53
ARTICLE XXXV. ESCROW PROCEDURES..............................................54
EXHIBIT A.  CERTIFICATE OF DELIVERY AND ACCEPTANCE OF VESSEL
EXHIBIT B.  KVAERNER ASA GUARANTY AGREEMENT
EXHIBIT C.  FORM OF CONTRACT CHANGE
EXHIBIT D.  CERTIFICATE OF FREEDOM FROM LIENS
EXHIBIT E.  LABOR CHARGE OUT RATES
EXHIBIT F.  BASIC DESIGN DRAWINGS
EXHIBIT G.  CONTRACTOR'S QUALITY ASSURANCE PROGRAM
EXHIBIT H.  REAL PROPERTY WAIVER AND GRANT OF LICENSE
EXHIBIT I.  STANDSTILL AGREEMENT
EXHIBIT J.  SUPPORT AND TRAINING AGREEMENT


                          VESSEL CONSTRUCTION CONTRACT


     THIS VESSEL CONSTRUCTION CONTRACT (this "Contract"), is entered into as of this 29th day of May, 2002, by and between MATSON NAVIGATION COMPANY, INC., a corporation organized under the laws of the State of Hawaii (hereinafter called the "Purchaser"), and KVAERNER PHILADELPHIA SHIPYARD INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (hereinafter called the "Contractor").

                                  WITNESSETH:

      WHEREAS: The Contractor entered into that certain shipbuilding contract dated April 18, 2002, (the "KSI Shipbuilding Contract"), with Kvaerner Shipholding, Inc., an affiliate of the Contractor ("KSI"), pursuant to which the Contractor agreed to sell to KSI one container vessel of the Contractor's Philadelphia CV 2600 design, designated as Hull 001 ("Hull 001");

      WHEREAS: The Purchaser and KSI have negotiated a purchase and sale agreement, to be executed the date hereof (the "Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase Hull 001 from KSI upon its delivery from the Contractor to KSI;

      WHEREAS: The Contractor has begun construction of a second container vessel of the Contractor's Philadelphia CV 2600 design, designated as Hull 002; and

      WHEREAS: The Purchaser desires to purchase from the Contractor and the Contractor desires to sell to the Purchaser Hull 002 upon its completion.


      NOW THEREFORE: In consideration of the mutual premises and covenants herein contained, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.  GENERAL STATEMENT OF WORK

      (a) The Contractor shall furnish all plant, facilities, labor, materials, supplies and equipment, and shall perform all work necessary to design, construct, launch, outfit, test and deliver one (1) Philadelphia CV 2600 type container vessel for operation under the U.S. flag and in the U.S. coastwise trade (hereinafter the "Vessel"), to be identified as Hull 002, at its own risk and expense, in strict accordance with the Plans and Specifications referred to in ARTICLE II hereof, and shall do everything required of the Contractor by this Contract and the Plans and Specifications, including the development of working plans and the installation of any Purchaser's Supplies that the Plans and Specifications provide shall be furnished by the Purchaser, all for the consideration set forth in paragraph
(a) of ARTICLE III below for , including the spare parts specifically identified in the Specifications, together with such additions and subject to such deductions as are herein provided (hereinafter called the "Contract Price").

          (i) The Contractor shall arrange with the American Bureau of Shipping (hereinafter the "Classification Society") for the assignment by the Classification Society of a representative or representatives (hereinafter referred to as the "Classification Surveyor") to the Vessel during construction. All fees and charges incidental to classification and compliance with the Classification Society class requirements as required under this Contract, including all fees and charges relating to the Alternative Compliance Program with the United States Coast Guard (hereinafter referred to as "USCG"), unless otherwise specified, shall be for the account of the Contractor. Prior to the construction of the respective parts of the Vessel the Contractor shall submit to the Classification Society and obtain all necessary approvals of the plans and drawings related to the construction of the Vessel. The Contractor shall promptly furnish to the Purchaser copies of all correspondence with the Classification Society. Decisions of the Classification Society as to the compliance or non-compliance with the Classification Society requirements shall be final and binding upon the parties hereto.

          (ii) The Contractor shall arrange with the USCG for all necessary plan approvals and for the inspection of the Vessel by representatives of USCG during construction of the Vessel. It is recognized and understood that USCG may appoint the Classification Society as its representative for some functions under the Alternative Compliance Program. The Contractor shall be responsible for payment of all costs and expenses associated with such inspections and surveys performed by USCG. The Contractor shall be responsible for formal communications with USCG and its representatives concerning construction of the Vessel. The above does not preclude the Purchaser or USCG from communicating directly on routine matters concerning the construction of the Vessel. The Classification Society, the USCG and all government and other departments or agencies (both domestic and international) having jurisdiction over the contract work, the Shipyard, the Vessel or whose certificates are required for operation of the Vessel in the international and domestic trades of the United States of America are hereinafter collectively called the "Regulatory Bodies."

      (b) The Vessel shall be constructed at the Contractor's plant or shipyard (hereinafter called the "Shipyard"), located at Philadelphia, Pennsylvania. When the work on the Vessel is complete or substantially complete in accordance with this Contract and the Vessel has passed the tests required by this Contract, the Vessel as completed or substantially completed shall be delivered by the Contractor and accepted by the Purchaser alongside a safe and accessible pier at the Shipyard, where there must be sufficient water for the Vessel always to be afloat and during egress from the berth, custom to the contrary notwithstanding, free and clear of all liens, security interests, and claims of every nature, excepting, however, those in favor of a claimant, other than the Contractor, arising out of the acts or omissions of the Purchaser,with not less than ten (10) days prior written notice to the
Purchaser of such delivery.   Upon such delivery, the Contractor shall furnish
to the Purchaser a Builder's Certification (U.S. Coast Guard Form 1261), a bill of sale and a Certificate of Freedom from Liens in the form of Exhibit D hereto, and the Contractor and the Purchaser shall execute a Delivery Certificate in the form of Exhibit A accepting the Vessel and the Purchaser shall, within ten (10) days thereafter, remove or cause the Vessel to be removed from the Shipyard. Delivery and Acceptance by the Purchaser of the Vessel shall be expressly conditioned upon (i) the Purchaser's rights under
ARTICLE XVIII of this Contract, and (ii) the Purchaser's right to completion by the Contractor thereafter of any uncompleted contract work and correction by the Contractor of any defective contract work as shown in the Delivery Certificate in accordance with ARTICLE XVII below.

      (c) As used in this Contract, the term "substantially complete" shall mean complete except for minor items not affecting the commercial utility and safe operation of the Vessel and not violating any requirement of a Regulatory Body. Unless waived by the Purchaser, in the Purchaser's sole discretion, the Vessel shall not be deemed to be "substantially complete" if a delivery deficiency will require the Vessel to be taken out of service prior to the Vessel's regular maintenance schedule or if the aggregate value of such delivery deficiencies is in excess of SIX HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS ($625,000.00).

       (d) The work on the Vessel shall be prosecuted with due diligence, and delivery of the Vessel shall be made to the Purchaser on or before April 30, 2004 (such date, as modified pursuant to paragraph (e) of this ARTICLE I, ARTICLE IV and ARTICLE VI, hereinafter called the "Contract Delivery Date")

The Contractor shall promptly notify the Purchaser in writing if, at any time during the performance of the contract work, the Contractor's Master Production Schedule (referred to in paragraph (d) of ARTICLE XIV hereof) estimates that the actual delivery date of the Vessel will differ from the Contract Delivery Date by more than five (5) days, and in any event shall notify the Purchaser not less than one hundred fifty (150) days, one hundred twenty (120), one hundred (100) days, sixty (60) days, thirty (30) days and ten (10) days prior to the estimated delivery date provided for in such schedule.

      (e) The Contractor, in its sole discretion, may accelerate the Contract Delivery Date set forth in paragraph (d) above by providing written notice to the Purchaser. If the Contractor accelerates the Contract Delivery Date pursuant to this paragraph (e), such new date shall become the Contract Delivery Date for the purposes of determining liquidated damages pursuant to
ARTICLE XXI and the Purchaser's right to terminate this Contract pursuant to
ARTICLE XXII. To the extent that any of the Purchaser's obligations under this Contract are based on the Contract Delivery Date, Purchaser's fulfillment of such obligations will be extended as reasonably required by the Purchaser with reference to the original Contract Delivery Date and the Contractor's proposed adjustment; provided, there shall be no such adjustment to the Purchaser's obligation to make the Delivery Payment, as provided in this Contract, on the Contract Delivery Date.

      (f) Fourteen (14) days prior to the projected delivery of the Vessel, employees of the Purchaser and the Purchaser's contractors or agents shall be entitled to access to the Vessel to engage in such activities and perform such work as the Purchaser may specify and to familiarize the crew with the Vessel and to provision the Vessel; provided that the Purchaser's activities shall not
(i) interfere with any work being performed by the Contractor or (ii) contravene any collective bargaining agreement of the Contractor.

      (g) To the extent the Plans and Specifications referred to in ARTICLE II require without limitation work, trials, spares, materials or equipment to be furnished to the "first vessel," the parties agree that such work, trials, spares, material or equipment shall be furnished to Hull 001 under the Purchase Agreement. Where any work, trials, spares, material or equipment is to be furnished to one vessel only, but it is not clear if it is Hull 001 or Hull 002, the parties will agree on which vessel is to receive same.

ARTICLE II.  PLANS AND SPECIFICATIONS, INTERPRETATION

      (a) The Specifications for the construction of the Vessel, entitled "SPECIFICATION - PHILADELPHIA CV2600," Document number 001 0101 80 202 Version F, dated and initialed by the parties on April 19, 2002 and May 16, 2002, and the related Plans identified therein and initialed by the parties on April 19, 2002 are hereby made a part of this Contract with the same force and effect as though herein set out in full (herein the "Plans and Specifications").

      (b) If any discrepancy, difference or conflict exists between the provisions of this Contract and the Plans and Specifications, then to the xtent of such discrepancy, difference or conflict only, the Plans and Specifications shall be ineffectual and the provisions of this Contract shall prevail; provided, however, any work called for by the Specifications in addition to that specified in the Contract shall be performed by the Contractor as part of the contract work, but in all other respects the Plans and Specifications shall be in full force and effect. If there is any discrepancy, difference or conflict between the Plans and the Specifications, then to the extent of such discrepancy, difference or conflict the Specifications shall prevail; provided, however, any work called for by the Specifications and not shown on the Plans and any work shown on the Plans but not called for in the Specifications shall be performed by the Contractor as a part of the contract work. Any discrepancy, difference or conflict between the Plans and Specifications and the provisions of this Contract and any discrepancy, difference or conflict between the Plans and the Specifications themselves discovered by one party to this Contract shall be brought to the attention of the other party promptly in writing.

ARTICLE III.  CONTRACT PRICE AND PAYMENT

      (a) The Contract Price with respect to the Vessel shall be NINETY-SEVEN MILLION DOLLARS ($97,000,000); provided, if the Purchaser waives its right to cancel this Contract pursuant to ARTICLE XXII hereof and its right to cancel the Purchase Agreement pursuant to Article XI thereof, before December 31, 2002, the Contract Price for the Vessel shall be NINETY-FOUR MILLION DOLLARS ($94,000,000).

      (b) The Contract Price with respect to the Vessel shall be paid upon delivery of the Vessel by wire transfer to an account specified by the Contractor (the "Delivery Payment"); provided that the Delivery Payment shall be subject to (i) deferral of payment of the amounts stated on the Delivery Certificate to be withheld in accordance with ARTICLE XVII; (ii) the holdback described in paragraph (j) of ARTICLE XVIII; (iii) disputed amounts deposited in escrow pursuant to paragraph (d) of this ARTICLE III, and (iv) less any reduction in the Contract Price pursuant to ARTICLE XXI hereof.

      (c) In the event that an increase or decrease in the Contract Price due to a change is not finally determined prior to delivery of the Vessel, appropriate adjustment of any overpayments or underpayments shall be made promptly upon final determination of the increase or decrease after such delivery.

      (d) To the extent that there is a dispute with respect to the amount that the Contractor owes to the Purchaser for liquidated damages pursuant to
ARTICLE XXI of this Contract or the amount that the Purchaser owes the Contractor for changes pursuant to ARTICLE IV hereof, or any other amounts alleged to be owed by either party pursuant to this Contract, such disputed amounts shall be placed into an interest-bearing escrow account (the "Disputes Escrow Account") prior to the delivery of the Vessel and released to the appropriate party upon resolution of such dispute pursuant to this Contract.
In the case of liquidated damages, the Purchaser shall deduct from the Delivery Payment the amount of liquidated damages it is seeking from the Contractor and deposit such amount into the Disputes Escrow Account. With respect to disputed amounts resulting from changes, the Purchaser shall make a deposit into the Disputes Escrow Account equal to the amount that the Contractor is seeking from the Purchaser for the changes. The accrued interest from the Disputes Escrow Account shall be distributed pro rata between the parties based on the final distribution of the amounts held in the Disputes Escrow Account. Provided that the Purchaser has complied with the provisions of this paragraph (d), the Contractor shall not delay or refuse delivery of the Vessel by reason of any disputes with respect to such amounts.

      (e) All amounts payable by either party under this Contract, which are not paid within the time period specified, shall bear interest from the date on which such payment should have been paid until paid or credited in full, to the extent legally enforceable, at the one-month LIBOR Rate charged by Wells Fargo Bank, National Association. The "one-month LIBOR rate" is a base rate that Wells Fargo Bank, National Association from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the one-month LIBOR Rate shall become effective at 12:01 a.m. on the day such change becomes effective.

      (f) Concurrently with the execution of this Contract, the Contractor will deliver to the Purchaser the Contract Guarantee, in the form of Exhibit B attached hereto (the "Contract Guarantee"), of Kvaerner ASA (in its capacity as guarantor, hereinafter the "Guarantor") pursuant to which the Guarantor guarantees (i) repayment of all amounts paid by Purchaser to the Contractor pursuant to this Contract, and (ii) performance of the Contractor's obligations under this Contract through the Guarantee Period (as defined in ARTICLE XVIII hereof) for the Vessel.

      (g) The Purchaser agrees that prior to the waiver, exercise or expiration of its cancellation rights under ARTICLE XXII, it will not enter into any agreement for the construction of one container vessel required to fill the need for one such new vessel (which the Vessel would fulfill) in its current fleet replacement program.

ARTICLE IV.  CHANGES

      (a)  The Contractor shall not, except as provided in paragraph (b) of
ARTICLE II, depart from the requirements of the Plans and Specifications or make any other changes in the contract work required by the Plans and Specifications without all prior authorization required by the provisions of this ARTICLE IV.

      (b) For purposes of this ARTICLE IV, changes in contract work shall be classified as either "essential" changes or "non-essential" changes. "Essential Changes" shall consist of changes in the contract work due to an action of any of the Regulatory Bodies as set forth in paragraph
(a)(iii) of ARTICLE XIII or due to any other promulgation of a new law or rule which renders it illegal to own or operate the unchanged Vessel. All other changes shall be "Non-essential Changes."

      (c) (i) The Contractor shall be entitled to a fair and reasonable adjustment in the Contract Price and Contract Delivery Dates relating to any Essential Change or Non-essential Change performed hereunder. Upon receipt of the Purchaser's written direction for a change, the Contractor shall submit within fifteen (15) days to the Purchaser a "rough-order-of-magnitude" ("ROM") estimate of the net increase or decrease in the Contract Price and the effect on the Contract Delivery Date resulting from such change.

           (ii) As soon as practicable thereafter, but in no event more than fifteen (15) days after the submission of the ROM estimate except for good cause due to the nature of the change requested by the Purchaser, the Contractor shall provide the Purchaser with a detailed estimate for such hange, which estimate shall include the following:

                (A) the net increase or decrease in the Contract Price, including (1) a materials cost estimate complete with copies of material quotations valued at over $5,000 per item and with a ten percent (10%) mark-up for materials handling and administration, and (2) a labor man-hour estimate broken down by SFI at the one digit level and multiplied by the composite labor charge out rate (including burden, overhead and fees) for the relevant elements of engineering, planning and production labor cost, which rates as of the date hereof are attached hereto as Exhibit E and are subject to the provisions of subparagraph (iii) below;

                (B) the estimate of the impact on the Contract Delivery Date for the Vessel and the Contractor's Master Production Schedule, both in calendar days and to the contract and additional overhead
     (as appropriate);

                (C)  the effect on weight, moments and centers;

                (D) the changes to the Vessel's speed, fuel consumption, deadweight and container capacity;

                (E) the effect of such change on the other terms and conditions of this Contract; and

                (F) a list of the plans and drawings affected by the proposed change.

     The foregoing hereinafter collectively referred to as the "Essential
Terms."

           (iii) The composite labor rates set forth in Exhibit E attached hereto are subject to periodic adjustment by the Contractor not less than annually unless otherwise specified in a union contract. Such adjustments will be communicated to the Purchaser at which times the parties will execute an amendment to this Contract for the purposes of amending Exhibit E.

           (iv) The Purchaser shall accept or reject the detailed estimate within fifteen (15) days after receipt of such estimate. If the estimate is accepted, the Contractor shall prepare, and the Purchaser and the Contractor shall execute, a contract change using the form attached to this Contract and identified as Exhibit C, Contract Change (the "Contract Change") to amend the terms and conditions of this Contract with respect to such Essential Change or Non-essential Change.

      (d) The Purchaser shall have the right to direct the Contractor to perform an Essential Change, and the Contractor upon receipt of Purchaser's written direction shall commence the performance of the Essential Change at such time as the Purchaser may direct without regard to whether prior agreement has been reached as to the effect of the Essential Change on the Essential Terms.

      (e) The Purchaser shall have the right to propose to the Contractor in writing a Non-essential Change in the contract work, and the Contractor shall promptly review such proposal and provide the Purchaser with estimates relating to such change in accordance with the procedures described in paragraph (c) above. The Contractor's obligation to perform such Non-essential Change shall be as follows:

           (i) The Contractor shall perform such Non-essential Change, provided:

                (A) such change or an accumulation of such Non-essential Changes will not, in the Contractor's reasonable judgment, adversely affect the Contractor's planning or program in relation to the Contractor's other commitments;

                (B) prior to the expiration or waiver of the Purchaser's right to cancel this Contract pursuant to ARTICLE XXII, such change or an accumulation of such Non-essential Changes will not, in the Contractor's reasonable judgment, adversely affect the Contractor's ability to sell the Vessel to another party in the event that the Purchaser cancels the Contract pursuant to ARTICLE XXII; and

                (C) the parties agree on the effect of the Non-essential Change on the Essential Terms and execute a Contract Change with respect thereto.

           (ii) In the event that the parties are unable to agree as to the effect of the Non-essential Change on the Essential Terms pursuant to subparagraph (i) above, the Purchaser may direct the Contractor to perform a Non-essential Change without the prior agreement of the parties as to the effect of the Non-essential Change on the Essential Terms if such change will not, in the Contractor's reasonable estimate, cause a delay of more than thirty (30) days, or in the aggregate for all Non-essential Changes for which no agreement has been reached, of more than ninety (90) days, or that such Non-essential Change, in the aggregate with all other Non-essential Changes for which no agreement has been reached, will not cost, in the Contractor's reasonable estimate, more than SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000).

      (f) The Contractor shall have the right to propose to the Purchaser in writing any change in the contract work. The Contractor shall transmit to the Purchaser its proposed change accompanied by a detailed estimate containing the information provided in and in accordance with the procedures of paragraph (c), provided that nothing herein shall require the Purchaser to accept a change proposed by the Contractor.

      (g) In all cases where changes are proposed by the Purchaser but the proposals are subsequently withdrawn, the reasonable costs incurred by the Contractor in preparing an estimate of the net increase or decrease in the Contract Price and the probable delay in delivery shall be paid to the Contractor by the Purchaser; provided that where withdrawal of the proposal is due to good-faith failure to agree as to cost and delay attributable to the proposed change, the Contractor shall be entitled to recover only those reasonable costs in excess of FIVE-HUNDRED DOLLARS ($500).

      (h) In the event that the Purchaser has directed the Contractor to make an Essential Change pursuant to paragraph (d) or a Non-essential Change pursuant to paragraph (e) and the parties are unable to agree on the price and other Essential Terms of such change within thirty (30) days, the matter shall be settled in accordance with ARTICLE XXXII of this Contract, and the work on such Non-essential Change shall proceed during the pendency of the proceedings pursuant to ARTICLE XXXII, except as otherwise provided herein.

ARTICLE V.  RIGHTS OF PURCHASER WITH RESPECT TO ENGINEERING AND DESIGN DATA

      (a) All design and engineering data furnished to the Contractor by the Purchaser that are the property of the Purchaser shall remain the property of the Purchaser, and the Contractor undertakes therefore not to disclose the same or divulge any information contained therein to any third parties without the prior written consent of the Purchaser except where necessary for the construction of the Vessel.

      (b) Save as aforesaid and subject to ARTICLE XX, the Contractor shall retain all rights with respect to the Plans and Specifications, working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the Vessel, and the Purchaser undertakes therefore not to disclose the same or divulge any information contained therein to any third parties without the prior written consent of the Contractor, except where necessary for the usual operation, repair, modification or maintenance of the Vessel.

ARTICLE VI.  EXTENSION OF TIME FOR COMPLETION OF WORK

      (a) If the Contractor shall have transmitted prompt written notice to the Purchaser of a cause of delay delaying the performance of the contract work not later than fifteen (15) days after the date that knowledge of the delay in the contract work has come to the Contractor, or after the date that it is determined the Contractor should have known of the delay in the contract work, if such date is an earlier date, and the cause of delay is beyond the control of the Contractor as provided in paragraph (b) below, the Contractor shall be entitled to an extension of the Contract Delivery Date set out in this Contract by the number of days that such delivery date or dates were delayed by said cause of delay, except as otherwise provided in paragraph (c) below.

      (b) A cause of delay beyond the control of the Contractor shall include, without prejudice to the generality, delay caused by the Purchaser or by any agency or instrumentality of the United States, by government priorities, by civil, naval or military authorities, by acts of God (other than ordinary storms or inclement weather conditions), by earthquakes, lightning, floods, strikes or other industrial disturbances (not including any strikes or industrial disturbances resulting from unilateral changes made by the Contractor in the wages, hours or working conditions at the Shipyard or at any other facility operated by the Contractor, Contractor's employment of non-union labor not otherwise permitted by the Contractor's collective bargaining agreement or any default by the Contractor under the Support and Training Agreement); inability to obtain labor, provided the Contractor has exercised diligence in the recruitment and training of labor; such explosions, fires, vandalism as are the result of causes reasonably beyond the Contractor's control; by riots, by insurrections, by sabotage, by blockades, by embargoes, by epidemics; by the late delivery to the Contractor of contract required machinery, equipment and supplies to be incorporated in the Vessel where it is determined that the Contractor's contracting for such machinery, equipment and supplies to be incorporated in the Vessel was expeditious and prudent, that the Contractor has exercised due diligence in the performance of any acts required of the Contractor and that the Contractor has exercised due diligence in expediting deliveries under the Contractor's purchase contract or in seeking equivalent substitute performance; and by the late performance or default of a subcontract where it is determined that the Contractor's choice of the subcontractor was reasonable and responsible and the Contractor has exerted all reasonable efforts to expedite performance, avoid default or procure reasonable substitute performance.

      (c) The Contractor shall not be entitled to any extension of the Contract Delivery Date (i) for any delay resulting from a cause of delay in existence as of the execution of this Contract (other than a cause of delay determined to be industry-wide), or (ii) for any delay resulting from the late performance or default of a subcontract (whether for delivery of machinery, equipment and supplies to be incorporated in the Vessel or otherwise) if such delay results from the continuation of a cause of delay in effect as of the date of the award of the subcontract where the Contractor had notice of such subcontractor's cause of delay prior to or at the time of such award (other than a cause of delay determined to be industry-wide).

      (d) Within thirty (30) days (or such longer period as may be allowed) after a cause of delay has ceased to exist, the Contractor shall furnish to the Purchaser a written statement of the actual or estimated delay in the completion of the contract work resulting from such cause. The documentation submitted by the Contractor to the Purchaser shall include documentation of the demonstrated effects of the delay on the most current schedule documents submitted to the Purchaser by the Contractor. The failure of the Contractor to give the required notices within the periods specified by paragraph
(a) shall constitute a waiver by the Contractor of its right to seek an extension of the Contract Delivery Date as is provided in paragraph (a).

      (e) The granting of a time extension under this ARTICLE VI by reason of delays caused by the Purchaser shall not foreclose any other rights or remedies that the Contractor may have under this Agreement.

ARTICLE VII.  CERTAIN THIRD PARTY AGREEMENTS AND CONSENTS

      (a) The Contractor entered into a contract with Kvaerner Warner Werft GmbH ("KWW") dated May 2, 2001 and amended on October 30, 2001, a copy of which, together with all amendments thereto, is attached hereto a Exhibit J (the "Support and Training Agreement"), under which KWW will provide technology support to the Contractor with respect to the work being performed under this Contract. During the term of this Contract, the Contractor shall maintain the Support and Training Agreement. The Contractor agrees that there will be no reduction in current levels of European manpower in the Shipyard consisting of 6 supervisors and 49 production personnel that would materially diminish the Contractor's ability to meet its obligations under this Contract.

      (b) This Contract is subject to, and the Contractor has obtained, the approval of Caterpillar Financial Services Corporation (the "Lender"), who is providing the construction period financing to the Contractor for the Vessels (the "Loan Agreement").
..
      c) Prior to or simultaneously with the execution and delivery of this Agreement, the Contractor shall deliver to the Purchaser an agreement from Philadelphia Shipyard Development Corporation, the owner of the property on which the Shipyard is located, a waiver and grant of license permitting the Purchaser enter and occupy the Shipyard for purposed of enforcing it's rights and remedies hereunder, which agreement will be in form of Exhibit H hereto.

      (d) Prior to or simultaneously with the execution and delivery of this Contract, the Purchaser, the Contractor and the Lender shall enter into an agreement, in the form of Exhibit I attached hereto, pursuant to which the Lender will agree to forbear exercising any remedy against the Vessel for 60 days following the occurrence of an event of default under the Loan Agreement in order to permit the Purchaser and the Lender to explore available options for the completion of construction of the Vessel (the "Standstill Agreement").

      (e) The parties acknowledge that it is the intention of the parties to the Purchase Agreement that Purchaser is to acquire Hull 001 on essentially the same terms as Hull 002, and Contractor agrees to cooperate with KSI in those instances where KSI is required to cause the Contractor to perform under the terms of the Purchase Agreement.

ARTICLE VIII. CONTRACTOR TO RECEIVE AND CARE FOR ITEMS FURNISHED BY PURCHASER

      (a) The Contractor shall give the Purchaser 120 days notice prior to the date that the documentation, materials, equipment and spare parts required by the Plans and Specifications are to be furnished by the Purchaser (from time to time herein "Purchaser's Supplies"), unless mutually agreed otherwise.

      (b) The Contractor shall, at its own expense and risk, receive, inspect with Purchaser, and install aboard the Vessel the Purchaser's Supplies. The Contractor also shall, at its own expense and risk, check as to agreement with bills of lading, protect, store and insure the Purchaser's Supplies. The Contractor shall be liable to the Purchaser for any damage to or loss of the items furnished by the Purchaser occurring during the Contractor's custody thereof at the Shipyard, which may arise from any event.

      (c) The Contractor shall not be deemed to have extended any warranty as to the Purchaser's Supplies other than the warranty set forth in ARTICLE XVIII of this Contract in respect of workmanship in the installation thereof.

      (d) The Contractor shall be entitled to recover all reasonable costs incurred as a result of the failure of Purchaser to deliver the Purchaser's
Supplies on or before the specified dates.   The Contractor's rights under this
paragraph shall be in addition to and not in lieu of the Contractor's rights under ARTICLE VI of this Contract.

ARTICLE IX. INSURANCE ON THE VESSEL AND MATERIALS

      (a) From the time the first unit is placed in the building dock and until the Vessel has been physically delivered to and accepted by the Purchaser, the Vessel and all materials, outfit, equipment and appliances to be installed on or in the Vessel, including the Purchaser's Supplies, shall, at the expense of the Contractor, be kept fully insured under a full form Marine Builder's Risk Policy with reputable insurance companies with coverage corresponding to the American Institute Builder's Risk Clauses (dated February 8, 1979), including Addenda Nos. 1 and 2 of the American Hull Insurance Syndicate. The amounts of insurance, terms of the policies, deductibles, the insurance companies, and underwriters shall at all times be satisfactory to the Purchaser.

      (b) The amount of insurance coverage shall, up to the date of delivery of the Vessel, be in an amount at least equal to, but not limited to, the value of the contract work completed to date, including the value of all the Purchaser's Supplies furnished by the Purchaser, with respect to the Vessel.

      (c) If the Purchaser so requests, the Contractor shall at the Purchaser's cost procure insurance on the Vessel and all parts, materials, machinery, and equipment intended therefore against risks of earthquake, strikes, war peril, or other risks not heretofore provided and shall make all arrangements to that end. The cost of such insurance with respect to the Vessel shall be reimbursed to the Contractor by the Purchaser upon delivery of the Vessel.

      (d) The Contractor's obligation to insure the Vessel under this Contract shall cease and terminate upon the delivery of the Vessel and acceptance by the Purchaser.

      (e) The Contractor shall purchase and maintain at its sole expense General Liability insurance with a combined single limit for bodily injury and property damage of not less than $5,000,000.

      (f) The Purchaser and the Contractor shall maintain and each shall cause its agents or subcontractors to maintain workers' compensation insurance, including federal act coverage, covering their respective employees engaged on or in connection with work under this Contract.

      (g) All insurance required in this Article IX shall be maintained with insurance companies rated not lower than A-, by "Best's Key Rating Guide" or comparable ratings with Standard & Poor's or Moody's; provided, however, that such requirement shall not apply with respect to the Contractor's longshoreman workers insurance with Signal Mutual Association, which is not rated. The required General Liability and Builder's Risk insurance shall contain a separation of interests clause and shall name the Purchaser as an additional assured as respects liability arising from performance of this Contract and shall provide that there be no recourse against the Purchaser for payment of premiums or other charges, and that at least thirty (30) days' prior written notice of cancellation or material changes shall be given to the Purchaser. Copies of cover notes, insurance policies or evidence of insurance coverage shall be delivered to the Purchaser prior to or simultaneously with the execution and delivery of this Contract.

ARTICLE X.  DAMAGE TO OR LOSS OF THE VESSEL

      (a) In the event the Vessel shall be damaged by any insured cause whatsoever prior to acceptance thereof by the Purchaser, and in the further event that such damage shall not constitute an actual or a constructive total loss of the Vessel, the amount recovered under the insurance policy shall be paid to the Contractor and the Contractor shall complete the Vessel in accordance with the terms and conditions of this Contract and shall apply the amount recovered under the insurance policy referred to in ARTICLE IX to the repair of such damage satisfactory to the Regulatory Bodies, and the Purchaser shall accept the Vessel under this Contract if completed in accordance with this Contract and the Plans and Specifications.

      (b) However, in the event that the Vessel is determined to be an actual or constructive total loss, the Contractor shall by mutual agreement between the parties, either:

           (i) proceed as under paragraph (a) above, provided that the parties shall have first agreed in writing to such reasonable postponement of the Contract Delivery Date and adjustment of other terms in this Contract including the Contract Price as may be necessary for such reconstruction, or

           (ii) refund immediately to the Purchaser the amount of all payments paid to the Contractor under this Contract plus the value of any Purchaser's Supplies to the extent incorporated into the Vessel or otherwise damaged, whereupon this Contract shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith, and the Contractor shall alone be entitled to receive any and all amounts recoverable under the insurance policy referred to in ARTICLE IX above.

If the parties fail to reach such agreement within two (2) months after the Vessel is determined to be an actual or constructive total loss, the provisions of clause (ii) above shall apply.

      (c) The Contractor's obligation to insure the Vessel hereunder shall cease and terminate upon the delivery of the Vessel and acceptance by the Purchaser.

      (d) In the event of a loss if there is no distribution of insurance proceeds as contemplated by paragraph (b)(ii) of this ARTICLE or if the loss distribution does not cover all of the loss which has occurred, in either case due to the failure of the Contractor to procure and maintain effective insurance required by this Contract, the Contractor shall promptly pay to the Purchaser for distribution pursuant to paragraph (a), an amount equal to the amounts that would have been distributed under such paragraph (a) if such insurance had been in effect.

ARTICLE XI. INJURY TO EMPLOYEES AND OTHERS; PROPERTY DAMAGE OR LOSS; INDEMNITY REGARDING RELATED AGREEMENTS

      (a) The Contractor shall defend, indemnify and save harmless the Purchaser and the Vessel against all claims arising from the injury or death of employees, workmen, trespassers, licensees and all other persons in, on or about the contract work and from damage to or loss of property of third parties to the extent it is due to the act, neglect or default of the Contractor, its employees, its subcontractors or their employees. The Purchaser shall defend, indemnify and save harmless the Contractor and the Vessel against all claims arising from the injury or death of employees, workmen, trespassers, licensees and all other persons in, on or about the contract work and from damage to or loss of property of third parties to the extent it is due to the act, neglect or default of the Purchaser, its employees, its subcontractors or their employees. For purposes of this ARTICLE XI, it is agreed that the workmen and employees of the Contractor or its subcontractors upon the contract work shall at all times be employees of the Contractor or its subcontractor and shall not be employees or agents of the Purchaser.

      (b) The Contractor's indemnity set forth in paragraph (a) above, shall not apply to any injury or death of any person or to any damage to or loss of property of third parties occurring in connection with the Vessel after the delivery and acceptance of the Vessel by the Purchaser; provided that this exclusion shall not apply to any death occurring after delivery and acceptance due to an injury sustained prior to delivery and acceptance.

      (c) The Contractor shall indemnify, defend and save harmless the Purchaser and the Vessel against any claims against the Purchaser by any person arising from, or in any way connected to, the Support and Training Agreement, the Master Agreement dated December 16, 1997, as amended on July 30, 1999, by and among the Contractor, Kvaerner, Inc. and Kvaerner ASA, and the Commonwealth of Pennsylvania, the Delaware River Authority and The City of Philadelphia, whose collective interests are represented by the Philadelphia Shipyard Development Corporation, and certain other agreements with other parties, pursuant to which any such parties may have an interest in the Vessel, the Shipyard, or the real estate or improvements to the real estate utilized or occupied by the Shipyard or the Contractor, relating to the financing, leasing and operation of the Shipyard, due to performance of, or breach of, any provision thereof by any party thereto.

ARTICLE XII.  APPOINTMENT OF REPRESENTATIVES OF THE PURCHASER

With respect to the performance of this Contract, the Purchaser shall be entitled to designate authorized representatives who shall have authority to give directions under this Contract. Notice of all such designations (together with a statement of the scope of authority of the designee) and notice of the revocation of any prior designation shall be given promptly to the Contractor in writing. The Contractor shall have no obligation to follow any directions of the Purchaser except those that shall be issued in writing over the signature of an authorized representative of the Purchaser acting within the scope of his authority.

ARTICLE XIII.  MATERIALS AND WORKMANSHIP

      (a) The Vessel shall be eligible for certification and classification as a commercial containership by the Regulatory Bodies. In performing the contract work, the Contractor shall comply with all of the requirements of the Regulatory Bodies notwithstanding that there may be shown in or on any contract plan and/or guidance plan or set out in the Plans and Specifications the specific requirements of any item of contract work, and notwithstanding any approvals shown upon said contract plans, subject, however, to the following:
(i) if the Plans or the Specifications specifically require work in excess of that required by the applicable Regulatory Bodies, such specifically required work shall be performed by the Contractor as contract work required by this Contract; (ii) if the Plans and Specifications require work which is less than that required by the applicable Regulatory Bodies, the Contractor shall perform the work required by the applicable Regulatory Bodies as contract work required by this Contract; and (iii) if the Plans and Specifications require work that is less than that required by the applicable Regulatory Bodies, and such regulatory requirement is in compliance with a rule of the Regulatory Bodies made effective following the execution of this Contract, and said requirement effects an increase in the cost of the contract work, the Contract Price shall be adjusted pursuant to the provisions of ARTICLE IV of this Contract. The Contractor shall obtain all necessary approvals of the Plans and Specifications from the Classification Society and from all Regulatory Bodies whose certificates are required for operation of the Vessel as set forth in the Specifications.

      (b) Unless otherwise specifically provided in the Plans and Specifications, all workmanship, equipment, materials, and articles incorporated in the Vessel shall be new and of good marine quality and in conformance with good commercial shipbuilding standards. When required by the Plans and Specifications, the Contractor shall furnish to the Purchaser for its approval, which shall not be unreasonably withheld, the names of the manufacturers, vendors and subcontractors of the principal items of machinery, mechanical and other equipment and work which it contemplates incorporating in or having performed on the Vessel. When required by the Plans and Specifications or when requested by the Purchaser, the Contractor shall furnish full information concerning the materials or articles that it contemplates incorporating in the Vessel.

      (c) All major items of the equipment and machinery incorporated in the Vessel and Hull 001 shall be of the same manufacture, except as otherwise provided in the Specification.

      (d) If the Purchaser elects to treat the Vessel as a qualified vessel for purposes of using its capital construction fund pursuant to Section 607 of the Merchant Marine Act, 1936, as amended, the Contractor will provide the Purchaser, promptly upon the Purchaser's written request, all documentation reasonably necessary to assist the Purchaser with such election.

      (e) If the Purchaser elects to finance the Vessel by using Title XI of the Merchant Marine Act, 1936, as amended, the Contractor will provide the Purchaser, promptly upon the Purchaser's written request, all documentation requested by the U. S. Maritime Administration that may be necessary to support a waiver request by the Purchaser under 46 CFR 298.13 (b) (2) (ii).

ARTICLE XIV.  INSPECTION-APPROVAL OF PLANS

      (a) The Vessel and the Shipyard shall at all times during working hours be subject to inspections by the Purchaser. All material and workmanship, unless otherwise designated by the Plans and Specifications or by this Contract, shall be subject to inspection by representatives of the Purchaser, representatives of the Regulatory Bodies having jurisdiction in the premises or the Vessel at any and all proper times during manufacture and/or construction at any and all places where such manufacture and/or construction are carried on; provided, however, the Contractor shall exercise reasonable efforts to schedule tests and, to the extent that they are scheduled by the Contractor, inspections between the hours of 7am and 6pm on workdays. Construction of Hull 002 has been inspected and approved prior to the date of this Contract by Barber Ship Management, Inc., which inspection shall not be repeated by the Purchaser, provided that the Contractor shall not be relieved of its responsibility under the last sentence of paragraph (e) of this
ARTICLE XIV.

      (b) The Contractor shall furnish promptly, without additional charge, all reasonable facilities and materials, including suitably furnished offices (to be at least equivalent to the offices of the Contractor's employees of comparable responsibility) with light, heat and air conditioning, as required by climatic conditions, telephone, desks, drawing tables, and filing cabinets, necessary for the safe and convenient administration of the inspection and tests that may be reasonably required by the representatives of the Regulatory Bodies and as specified in the Plans and Specifications for the representatives of the Purchaser.

      (c) The Contractor represents and the Purchaser acknowledges that (i) construction of the Vessel has begun, (ii) with the exception of a few outstanding comments, all necessary plan approvals have been obtained from the Regulatory Bodies, and (iii) the Contract Price for the Vessel has been agreed on this basis. Attached hereto as Exhibit F is a list of Basic Design Drawings that have previously been submitted to the Regulatory Bodies for approval and the Purchaser for review, which are the "Approval Plans" referred to in Section G-17 of the Specification. The Purchaser may submit additional comments on such Approval Plans within forty-five (45) days of the date of this Contract. The Contractor shall implement all changes required by the Plans and Specifications without additional cost to the Purchaser. Any other comment, to the extent it requests a change in such Approval Plans, shall be treated as a request for a change under ARTICLE IV hereof. Any prior approval or acceptance of such Approval Plans by the Purchaser, or the failure to comment within the forty-five (45) day period referred to above, shall not relieve the Contractor from the liabilities specified in ARTICLE XVIII for deviations from any express requirement of the Plans and Specifications unless the Contractor has in writing called the Purchaser's attention to such deviations at the time of submission. The Purchaser also shall have the right to reasonably request copies of any working plans only for review and comment as to the conformity with the Plans and Specifications.

      (d) On or before the execution of this Contract, the Contractor shall have provided the Purchaser with a copy of the Master Production Schedule current as of the date hereof. The Contractor shall submit to the Purchaser any other schedules reasonably required by the Purchaser to keep the Purchaser informed as to the construction of the Vessel and the progress of construction. The Contractor shall update such schedules monthly, if possible, but in no event less than bi-monthly.

      (e) The Purchaser shall promptly approve all work and materials conforming to the requirements of this Contract and shall promptly reject all work and material not conforming to the requirements of this Contract. Rejected workmanship shall be satisfactorily corrected, and rejected material shall be satisfactorily replaced with proper material without charge therefor, unless such work or material shall have been furnished by the Purchaser, in which event the remedying of such defective work, or the replacing of such defective material, if done by the Contractor, shall be treated as a change under this Contract. The Contractor shall promptly segregate and remove the rejected material. The acceptance of such workmanship and materials shall not prejudice the rights of the Purchaser under ARTICLE XVIII hereof. Defects appearing in any stage of the work shall be cause for rejection even though the item in question may have previously been passed as satisfactory.

      (f) All inspection, tests, and approvals shall be performed in such a manner as not to delay the work unnecessarily and the Purchaser shall not conduct unreasonable repeat inspections. Inspections performed by the Purchaser shall not be a substitute for in-process control of quality by the Contractor. The Contractor is certified to ISO 9001-2000, and Exhibit G attached hereto describes the Contractor's Quality Assurance Program. The Contractor shall maintain its said Quality Assurance Program throughout the duration of this Contract.

      (g) The provisions of this ARTICLE XIV are subject to the provisions of other Articles of this Contract and Plans and Specifications relative to the trials, tests and acceptance of work done on the Vessel.

ARTICLE XV.  TRIALS

      (a) The Vessel shall have the dock trials and other trials and tests as set forth in the Plans and Specifications and in this Contract. The reasonably necessary expenses of such trials and tests shall be borne by the Contractor.

      (b) When the work on the Vessel is substantially complete, as required by this Contract, and when the Contractor shall have made sufficient trials at the dock to be reasonably sure of satisfactory performance under the requirements of this Contract, the Vessel shall be subject to trials at sea to test it and its power as prescribed by the Plans and Specifications and this Contract.

      (c) Arrangements will be made so as to obtain specific data during the trials that are required to determine compliance with this Contract and the Plans and Specifications. At a reasonable time, but no less than sixty (60) days before the Vessel is ready for trial, the Contractor shall submit a schedule and description of trials to the Purchaser for approval by the Purchaser.

      (d) The Purchaser shall have the right to have authorized representatives, employees, inspectors and any other person reasonably designated by the Purchaser present at all sea trials.

ARTICLE XVI.  ADDITIONAL TRIALS-EXPENSES

If at and upon trials required by the Plans and Specifications and by this Contract there shall be any failure of the Vessel to meet the requirements of this Contract, the Contractor shall, after corrective action is taken, be required to make further trials sufficient in number reasonably to demonstrate compliance with the Plans and Specifications and this Contract. The costs of all additional trials required by this ARTICLE XVI shall be borne by the Contractor, except that with regard to any trials made necessary by failure or malfunction upon prior trial of equipment or machinery furnished by the Purchaser, the Purchaser shall bear the cost of such additional trials.

ARTICLE XVII.  POST-TRIAL INSPECTION-ACCEPTANCE AND DAMAGES

After the trials required by this Contract or by the Plans and Specifications have been completed, the Vessel shall be returned to the Shipyard, and in cases where the performance is in question, in accordance with the equipment vendor's recommendations or required by the Regulatory Bodies, the machinery shall be opened up for post-trial inspection and examination. If the requirements and conditions hereof shall, upon the trials mentioned, be fulfilled, the Vessel shall be accepted subject to the provisions of ARTICLE XVIII hereof. If any defects, deficiencies or non-conformance with the Plans or Specifications or damage due to such defects or deficiencies or non-conformance with the Plans or Specifications appear in the work performed by the Contractor, or in the materials and equipment supplied by the Contractor, the defects, deficiencies, non-conformance with the Plans or Specifications or damage shall be corrected by and at the expense of the Contractor after which the machinery shall be closed and connected, ready for service; provided, however, that if the requirements, conditions and guarantees of this Contract shall not be met, the parties may stipulate money damages in lieu of performance by the Contractor, or the Purchaser may accept delivery subject to completion or correction of all incomplete or defective contract work listed by the Purchaser in the Delivery Certificate with an appropriate holdback from the Delivery Payment for the Vessel to cover the work, provided that any amount held back by the Purchaser that is disputed by the Contractor shall be deposited in the escrow account pursuant to paragraph (d) of ARTICLE III.
Prior to delivery all oily water wastes, pumpable sludge and any sludge beyond the amount reasonably expected to be present under the circumstances shall be removed from the Vessel by the Contractor at the Contractor's expense.

ARTICLE XVIII.  GUARANTEE-PERIOD LIABILITY FOR DEFECTIVE WORK OR MATERIAL

      (a) Notwithstanding any inspection or failure to reject by the Purchaser or any of the applicable Regulatory Bodies pursuant to ARTICLES XIV through XVII of this Contract, if at any time within twelve (12) months after delivery of the Vessel (the "Guarantee Period") there shall appear or be discovered, any weakness, any defect, any deficiency, any failure, any breaking down or deterioration in design, workmanship or material furnished by the Contractor in performing the contract work, or any failure of any equipment, machinery or material, so furnished by the Contractor, to function as prescribed and as intended by the Plans and Specifications and this Contract (herein called a "Guarantee Deficiency"), such Guarantee Deficiency shall be made good, at the Contractor's expense, to the requirements of the Plans and Specifications and this Contract; provided, however, the Contractor shall not be responsible for the cost of correcting any such Guarantee Deficiency to the extent that such Guarantee Deficiency resulted from the Purchaser's specific written direction (including Plans and Specifications furnished by Purchaser) later found to result in a Guarantee Deficiency (but only if the Contractor gave the Purchaser written notice that such specific direction was technically improper) nor to the extent that it is due to ordinary wear and tear, nor to the extent increased by the negligence or other improper act of the Purchaser or any operator of the Vessel or of any other person other than the Contractor or its subcontractors during said period. In the event that the Vessel is prevented from entering or is taken out of service as a result of a Guarantee Deficiency, then the Guarantee Period shall be extended by the period of time that the Vessel is out of service for such reason. In the event that repairs or correction of a Guarantee Deficiency are completed within ninety (90) days of the expiration of the Guarantee Period, the Guarantee Period shall be extended with respect to such item for a period of ninety (90) days from the date of completion of repairs or corrections of the Guarantee Deficiency.

      (b) The liability of the Contractor to the Purchaser under this Contract on account of any Guarantee Deficiency shall not extend beyond the actual repair or replacement thereof at straight time commercial shipyard or ship repair yard rates including the cost of the drydocking and dockage of the Vessel, if necessary, and any tariffs, imposts or levies incurred in connection therewith, plus the actual cost of any investigation by the Purchaser or any subcontractor required to determine the cause of a Guarantee Deficiency including, without limitation, the cost of repair parts, material, testing, and any charges or expenses reasonably incurred by the Purchaser in connection therewith. The Contractor shall not be liable to the Purchaser for any damage to the Vessel or its equipment or cargo or other property of the Purchaser or for consequential damages of the Purchaser arising out of any such Guarantee Deficiency, except that in the event any Guarantee Deficiency in any item of machinery or equipment furnished by the Contractor or in the event that any workmanship or material furnished by the Contractor in performance of work upon any of the Vessel's machinery or equipment, gives rise to a Guarantee Deficiency causing any damage to such items of machinery or equipment, the Contractor shall be liable not only for the cost of correcting or repairing such Guarantee Deficiency, but also shall be liable for the cost of correcting or repairing such damage to such item of machinery or equipment caused by such Guarantee Deficiency. Any work required to be performed pursuant to the provisions of this ARTICLE XVIII shall be carried out, if practicable and at the Purchaser's option, at the Shipyard. The Contractor may, with the concurrence of the Purchaser, have such work performed by its subcontractor, another shipyard or repair facility. The Purchaser may, however, have such work performed by the vessel crew, or by a shipyard or ship repair yard at any port satisfactory to it and in that event the Contractor shall be liable to the Purchaser for the expense thereof at the straight time commercial shipyard or ship repair yard rates prevailing in such port areas, including the cost of dockage of the Vessel, if necessary. In all events, Purchaser shall bring the Vessel to the site where repairs are to be effected at its own cost. In the case of guaranty repairs made by the crew, the Purchaser shall make a reasonable effort to consult with the Contractor prior to making such repairs, and shall provide such documentation as reasonably requested by the Contractor to establish the nature of the deficiency. In any event, unless otherwise agreed, the Contractor shall be responsible only for the cost of materials and any necessary overtime labor cost incurred in the case of crew repairs, and the Contractor will not guaranty such repairs; provided, however, for any repair performed under the direction or supervision of the Contractor's guarantee engineer, the Contractor shall pay for the cost of materials and labor and shall continue to provide any guaranty required hereunder.

      (c) The Contractor shall assign the program manager or another designee for the Guarantee Period to supervise the Contractor's responsibilities under this ARTICLE in the correction and repair of Guarantee Deficiencies. The Contractor shall have an engineer on board the Vessel for at least ninety (90) days and, at its option, for the respective Guarantee Period who shall have full opportunity to observe and inspect the working of the Vessel in all its parts, but without any directing or controlling authority over the Vessel. In computing the Guarantee Period from the date of the Purchaser's acceptance of the completed Vessel, there shall be excluded any time the Vessel is prevented from entering or is taken out of service on account of any Guarantee Deficiency for which the Contractor is responsible, as herein provided.

      (d) The Purchaser shall notify the Contractor of any Guarantee Deficiencies or damage for which the Contractor is liable pursuant to paragraph
(a) above, discovered or appearing within the Guarantee Period, within thirty
(30) days of the end of such period or if the Vessel is at sea at the end of such period, within thirty (30) days of the end of the voyage. In the event the Purchaser proposes the repair or correction of such Guarantee Deficiency or damage before the Vessel reaches its next continental United States port, notice shall be given to the Contractor not later than five (5) days after the discovery of the Guarantee Deficiency or damage and before repair, otherwise notice shall be given five (5) days after the Vessel next reaches a continental United States port and before the Guarantee Deficiency or damage is repaired or corrected. Whenever practical (taking into consideration the necessity of keeping the Vessel on schedule) the Contractor shall be given an opportunity to inspect the Guarantee Deficiency or damage before it is remedied.

      (e) A final guarantee survey of the Vessel shall be conducted by the Purchaser at or near the expiration of the Guarantee Period. Such survey shall be based on the Guarantee Deficiencies in the contract work appearing or discovered during the Guarantee Period. In the event that the Vessel is not available for the guarantee survey on or before the end of the Guarantee Period, the Purchaser promptly shall submit to the Contractor a list of all of the Guarantee Deficiencies in the contract work appearing or discovered during the Guarantee Period and all damage for which the Contractor is liable under the provisions of this ARTICLE XVIII. The final guarantee survey shall be held at such port in the United States as the Purchaser designates and seven (7) days written notice of time and place for such guarantee survey shall be given to the Contractor by the Purchaser.

      (f) For the determination of any underwater Guarantee Deficiencies, the Purchaser, at the Purchaser's expense, may drydock the Vessel within twelve
(12) months of the Vessel's delivery or within such longer period as is required by the Vessel's operating schedule. If the Vessel is drydocked after the twelve (12) month period, the Contractor's liability for Guarantee Deficiencies discovered on drydocking is limited to those Guarantee Deficiencies that arose in the Guarantee Period. In the event that the drydocking is postponed beyond the Guarantee Period, the Purchaser may continue to withhold from the payment of the Guarantee Holdback pursuant to paragraph
(j) below an amount to be agreed upon by the parties, but in no case more than ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00), unless there is reasonable evidence of underwater Guarantee Deficiencies that will require a greater holdback, which amount will be payable to the Purchaser for any drydocking Guarantee Deficiencies that are discovered and to the Contractor for any excess, upon the successful completion of the drydocking. In the event Guarantee Deficiencies are discovered in the course of the drydocking of the Vessel and such deficiencies are corrected, the Purchaser shall pay, as his expense, the haul day and any lay days required to accomplish the Vessel's normal drydocking maintenance; provided, however, that if a Guarantee Deficiency is discovered, the correction of which requires additional drydocking time, the Contractor, in addition to the cost of the correction of the Guarantee Deficiency, as provided in this ARTICLE XVIII, shall also pay, as its expense, for each additional drydocking lay day. If it becomes necessary to drydock the Vessel solely for the correction of a Guarantee Deficiency for which the Contractor is responsible, the cost of the entire drydocking required for the correction of the Guarantee Deficiency, as well as the cost of remedying the deficiency, as provided in this ARTICLE XVIII, shall be at the expense of the Contractor.

      (g)  [intentionally not used]

      (h) At the end of the Guarantee Period, the Contractor agrees to transfer and assign to the Purchaser, as to any item of material installed in the Vessel, the guarantee rights of the Contractor against the vendor of such item of material where under the terms of such vendor's guarantee the vendor's obligations extend for a period beyond the Guarantee Period; provided that the Contractor may exclude from such assignment any rights against the vendor in favor of the Contractor for Guarantee Deficiencies and damages within the Guarantee Period. The Contractor shall advise the Purchaser of the terms of any such guarantees that are assigned to the Purchaser.

      (i) The liability of the Contractor for a Guarantee Deficiency and for any damage to the Vessel or to its cargo, resulting from any Guarantee Deficiency, as set out in this ARTICLE XVIII, is intended as the exclusive remedy of the Purchaser against the Contractor for any Guarantee Deficiency in the Vessel or any damage to the Vessel or to its cargo resulting from any such Guarantee Deficiency and replaces and excludes any other liability, guarantee, warranty and/or condition imposed by law, statutory or otherwise. THE CONTRACTOR MAKES NO FURTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE VESSEL, ITS MACHINERY OR EQUIPMENT FOR A PARTICULAR PURPOSE.

      (j) The Purchaser may withhold ONE MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($1,750,000) from the Delivery Payment (the "Guarantee Holdback"). At the time of the delivery of the Vessel, the Purchaser shall deposit the full amount of the Guarantee Holdback into an escrow account. The Purchaser shall pay to the Contractor the entire Guarantee Holdback, less any amount to cover any outstanding Guarantee Deficiency, upon completion of the Guarantee Period for the Vessel. Any amounts withheld beyond the end of the Guarantee Period pursuant to paragraph (g) above or this paragraph (j) shall be paid to the Contractor upon the correction of all Guarantee Deficiencies for which such amounts were withheld. Any dispute with respect to the disposition of the Guarantee Holdback shall be settled pursuant to ARTICLE XXXII of this Contract.

ARTICLE XIX.  DEFAULT OF PURCHASER

      (a) The Purchaser shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

           (i) If the Purchaser fails to take delivery of the Vessel when the Vessel is duly tendered for delivery by the Contractor under the provisions of this Contract; or

           (ii) The Purchaser being dissolved or adjudged bankrupt or making a general assignment for the benefit of its creditors, or the appointment of a receiver of any kind whatsoever, whether or not appointed in bankruptcy, common law or equity proceedings, whether temporary or permanent, for the property of the Purchaser, or the filing by the Purchaser of a petition for reorganization or other proceedings with reference to the Purchaser, under the Bankruptcy Code of the United States or any similar law, state or federal or in any jurisdiction in which the Purchaser has assets or is registered to do business, or the filing of such petition of creditors and approval thereof by the courts, whether proposed by a creditor, a stockholder or any other person whatsoever, or the filing of an answer to such a petition admitting insolvency or inability to pay its debts.

      (b) If the Purchaser shall fail to take delivery of the Vessel as provided in paragraph (a) of this ARTICLE XIX, the Purchaser shall be deemed in default of payment of the Delivery Payment for the Vessel and shall pay interest thereon at the same rate as aforesaid from and including the day on which the Vessel is tendered for delivery by the Contractor. In any event of default by the Purchaser, the Purchaser shall also pay all reasonable charges and expenses incurred by the Contractor as a result thereof.

      (c) If any default by the Purchaser occurs as provided herein, the Contract Delivery Date shall be automatically postponed for a period of continuance of such default by the Purchaser. If any default by the Purchaser continues for a period of fifteen (15) days, the Contractor may, at its option, terminate this Contract by giving notice of such effect to the Purchaser in accordance with ARTICLE XXXIII hereof unless the Purchaser proceeds to the dispute resolution under the provisions of ARTICLE XXXII. Upon receipt by the Purchaser of such notice of termination, this Contract shall forthwith become null and void and any of the Purchaser's Supplies shall become the sole property of the Contractor. In the event of such termination of this Contract, the Contractor shall be entitled to retain any amounts theretofore paid by the Purchaser to the Contractor on account of this Contract.

      (d) In the event of termination of this Contract as above provided, the Contractor shall have full right and power either to complete or not to complete the Vessel, as it deems fit, and to sell the Vessel at a public or private sale on such terms and conditions as the Contractor thinks fit without being answerable for any loss or damage; provided that the Contractor shall give the Purchaser thirty (30) days' notice of the date of any such sale and the Contractor shall be bound in good faith to secure the best price obtainable and shall account for the proceeds and expenses as set forth below.

           (i) In the event of the sale of the Vessel in its completed state, the proceeds of the sale received by the Contractor shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the Contractor as a result of the Purchaser's default, and then to payment of the Contract Price and interest on the Contract Price at the rate provided in paragraph (e) of ARTICLE III.

           (ii) In the event of sale of the Vessel in its incomplete state, the proceeds of the sale received by the Contractor shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the Contractor as a result of the Purchaser's default, and then to payment of all costs of construction of the Vessel and compensation to the Contractor for a reasonable loss of profit due to the termination of this Contract.

           (iii) If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the Purchaser shall promptly pay the deficiency to the Contractor upon request.

ARTICLE XX.  DEFAULT OF CONTRACTOR; ACTION BY THE PURCHASER UPON DEFAULT

      (a) The following shall constitute events of default of the Contractor under this Contract:

           (i) The failure of the Contractor to prosecute the contract work with such diligence and in such manner as will enable it to complete said work within 210 days after the Contract Delivery Date, except and to the extent that such failure is due to the causes stated in ARTICLE VI of this Contract for which the Contractor would be entitled to an extension of the Contract Delivery Date; provided that the Purchaser shall have given the Contractor notice of such failure and that the Contractor shall not, within fifteen (15) days of the date of receipt of such notice, have shown to the satisfaction of the Purchaser that it has taken steps sufficient to remedy the failure in a manner satisfactory to the Purchaser.

           (ii) The failure of the Contractor in any other respect to use due diligence in the performance of the contract work or its failure to perform any of the covenants, agreements or undertakings on its part to be performed under this Contract, including but not limited to, its agreement to make prompt payment for all labor, material, services and other charges which are to be paid by the Contractor; provided that the Purchaser shall give notice to the Contractor as to such failure, and the Contractor shall not, within fifteen
(15) days after being so notified, correct any failure to use due diligence or undertake the performance of said covenants, undertakings or agreements required to cure such failure, and thereafter prosecute in good faith to completion all such work or performance required to cure such failure.

           (iii) The Contractor being dissolved or adjudged a bankrupt or making a general assignment for the benefit of its creditors, or the appointment of a receiver or receivers of any kind whatsoever, whether or not appointed in bankruptcy, common law or equity proceedings, whether temporary or permanent, for the property of the Contractor, or the filing by the Contractor of a petition for reorganization or other proceedings with reference to the Contractor, under any of the provisions of the Bankruptcy Code of the United States or any similar law, state or federal or in any jurisdiction in which the Contractor has assets or is registered to do business, or the filing of such petition by creditors and approval thereof by the Court, whether proposed by a creditor, a stockholder or any other person whatsoever, or the filing of an answer to such petition admitting insolvency or inability to pay its debts.

           (iv) any default by the Guarantor of its obligations under the Contract Guarantee;

           (v) any default by KWW of its obligations under the Support and Training Agreement that would have a materially adverse impact on the Contractor's ability to construct and deliver the Vessel pursuant to this Contract; or

           (vi) any default by the Contractor under the KSI Shipbuilding Contract or by KSI under the Purchase Agreement.

      (b)  If any default by the Contractor continues for a period of fifteen
(15) days, the Purchaser may, at its option, terminate this Contract by giving notice of such effect to the Contractor in accordance with ARTICLE XXXIII hereof, which termination shall be effective, without further act or deed, immediately upon the receipt of such notice provided, such termination shall not prevent either party from initiating proceedings pursuant to the provisions of ARTICLE XXXII with respect to any claim it may allege concerning rights and obligations under this Contract. The Purchaser, if it so elects, may, notwithstanding the pendency of any such proceedings under ARTICLE XXXII (i) require a refund of the full amount of all sums paid by the Purchaser to the Contractor on account of the Vessel and, at the Purchaser's option, the Contractor shall either purchase for their fair market value or return to the Purchaser all of the Purchaser's Supplies, or (ii) subject to the terms and conditions of the Standstill Agreement and the rights of the Lender, the Purchaser may elect to take possession of the Vessel and proceed to have all or part of the work on the Vessel completed and for such purpose (A) may take possession and use and occupy so much of the Contractor's Shipyard, plant, equipment, tools, machinery and appliances, as may be needed for such purposes, without the payment of any rental or other charge thereby to the Contractor and the Contractor shall assist the Purchaser for purposes of such completion or
(B) the Purchaser may remove the Vessel, or any components thereof, and all materials and equipment appertaining thereto, to such other place as it may choose to complete the Vessel, or any such components.

      (c) In the event of termination under this ARTICLE, and if the Purchaser shall elect, subject to the terms and conditions of the Standstill Agreement and the rights of the Lender, to have all or part of the contract work completed for the Vessel, the Contractor shall (i) assure to the Purchaser such use and occupancy of the Shipyard and facilities and other property of the Contractor for such period of time as may be necessary for the completion of the contract work, (ii) assign such subcontracts and orders for material, services, and supplies to be used in the performance of said contract work to the Purchaser as the Purchaser may direct, and (iii) grant the Purchaser a license and provide the Purchaser with the originals or copies of all Plans and Specifications, working plans, technical data for the purpose of having the Vessel constructed. The Purchaser shall pay the Contractor the amount of the Contract Price for the Vessel so completed less the amount by which the total cost to the Purchaser of completing said work (including all amounts paid to the Contractor hereunder) exceeds the total Contract Price provided in this Contract, as adjusted hereunder, and upon such payment, title to the Vessel and all work and materials paid for in connection therewith shall vest in the Purchaser; provided, however, that in computing the amount, if any, to be offset from the Contract Price, appropriate adjustment shall be made for changes in the contract work subsequent to the termination of this Contract and for liquidated damages that otherwise would have been payable to the Purchaser pursuant to ARTICLE XXI, provided that payment of liquidated damages pursuant to paragraphs (b) through (e) thereof shall be limited to the work performed by the Contractor prior to the termination of the Contract.

ARTICLE XXI.  ADJUSTMENT OF CONTRACT PRICE AND TERMINATION FOR NON-PERFORMANCE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by the parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

      (a)  Delivery:

           (i) No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the Vessel beyond the Contract Delivery Date as defined in ARTICLE I hereof (ending as of twelve o'clock midnight of the thirtieth (30th) day of delay).

           (ii)  If the delivery of the Vessel is delayed more than thirty
(30) days after the Contract Delivery Date, then, in such event, beginning at twelve o'clock midnight of the thirtieth day after the Contract Delivery Date, the Contract Price shall be reduced by deducting therefrom $20,000 per day.

           (iii) But, if the delay in delivery of the Vessel should continue for a period of one hundred and eighty (180) days from the thirty-first (31st) day after the Contract Delivery Date, then in such event, and after such period has expired, the Purchaser may at its option terminate this Contract in accordance with the provisions of paragraph (g) of this ARTICLE XXI. The Contractor may, at any time after the expiration of the aforementioned one hundred and eighty (180) days of delay in delivery, if the Purchaser has not served notice of termination as provided in paragraph (g) of this ARTICLE XXI, demand in writing that the Purchaser shall make an election, in which case the Purchaser shall, within fifteen (15) days after such demand is received by the Purchaser, notify the Contractor of its intention either to terminate this Contract or to consent to the acceptance of the Vessel at an agreed future date and with the reduction in the Contract Price determined in accordance with this ARTICLE; it being understood by the parties hereto that, if the Vessel is not delivered by such future date, the Purchaser shall have the same right of termination upon the same terms and conditions as hereinabove provided.

           (iv) If the Purchaser requests in writing that the delivery of the Vessel be made earlier than the Contract Delivery Date, and if the delivery of the Vessel is made in response to such request of the Purchaser, then, in such event, beginning with the first (1st) day prior to the Contract Delivery Date, the Contractor shall promptly furnish the Purchaser with an estimate of increased costs and other changes attributable to any such request in accordance with the procedures set forth in paragraph (c) of ARTICLE IV and action shall be taken as provided in such ARTICLE. In the event that a new Contract Delivery Date is established both payments and liquidated damages will be related to the new Contract Delivery Date.

      (b)  Container Carrying Capacity

           (i)  The design container capacity of the Vessel is 1441
containers under conditions according the Vessel's Container Stowage Plan 001 0315 80 401 Version H (typical loading). Should there be a deficiency in said container carrying capacity of a Vessel of more than 10 containers (independent of size), i.e. less than 1431 containers, the Contract Price shall be reduced with THIRTY THOUSAND DOLLARS ($30,000) per 20' and 24' container, SIXTY THOUSAND DOLLARS ($60,000) per 40' and 45' container, and EIGHTY THOUSAND DOLLARS ($80,000) per refrigerated container in accordance with the agreed stowage plan short of 1431 containers.

           (ii) Should the container carrying capacity be reduced by more than fifty (50) containers, then the Purchaser may, at its option, reject the Vessel and terminate this Contract in accordance with the provisions of paragraph (g) of this ARTICLE XXI, or may accept the Vessel at a reduction in the Contract Price as specified above.

      (c)  Deadweight:

           (i) The Contract Price shall not be affected or changed by reason of the actual deadweight of the Vessel as determined in accordance with the Specification if the difference is less than 300 metric tonnes of the 29400 metric tonnes guaranteed deadweight of the Vessel.

           (ii) However, in the event that the deficiency in the actual deadweight of the Vessel as determined in accordance with the Specification is more than 300 metric tonnes of the guaranteed deadweight of the Vessel, the Contract Price shall be reduced by the sum of ONE THOUSAND FIVE HUNDRED DOLLARS ($1,500.00) for each full metric ton of such deficiency being more than 300 metric tonnes (disregarding fractions of one (1) metric tonnes).

           (iii) In the event of such deficiency in the actual deadweight of the Vessel being 1000 metric tonnes or more, then, the Purchaser may, at its option, reject the Vessel and terminate this Contract in accordance with the provisions of paragraph (g) of this ARTICLE XXI or accept the Vessel at a reduction in the Contract Price as specified above.

      (d)  Speed:

           (i) The Contract Price shall not be affected or changed by reason of the actual speed, as determined by the trial run, being less than two-tenths (2/10) of one (1) knot below the guaranteed speed of twenty-two and one-half (22.5) knots as defined in the Specification for any Vessel.

           (ii) However, commencing with each full one-tenth (1/10) knot thereafter, the Contract Price shall be reduced as follows for each full one-tenth (1/10) of a knot (but disregarding fractions of one-tenth (1/10) of a knot):

3/10th of a knot-5/10th of a knot  $115,000 per full one-tenth (1/10) of a knot
6/10th of a knot-1 full knot       $165,000 per full one-tenth (1/10) of a knot

           (iii) If the deficiency in actual speed of the Vessel upon trial run is more than one (1) full knot below the guaranteed speed of the Vessel, the Purchaser may, at its option, reject the Vessel and terminate this Contract in accordance with the provisions of paragraph (g) of this ARTICLE XXI, or may accept the Vessel at a reduction in the Contract Price as specified above.

      (e)  Fuel Consumption:

           (i) The Contract Price shall not be affected or changed by reason of the fuel consumption of the main engine on the test bed, as determined per the Specifications, being more than the guaranteed fuel consumption of the Vessel, if such excess is not more than five percent (5%) over the guaranteed fuel consumption, equaling 179.55 g/kWh (171g/kwh +5%).

           (ii) However, commencing with an excess of five percent (5%) in the actual fuel consumption over the guaranteed fuel consumption, equaling 179.55g/kWh, the Contract Price shall be reduced by the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) for each full gram increase in fuel consumption.

           (iii) If such actual fuel consumption exceeds 189.55 g/kWh, the Purchaser may, at its option, reject the Vessel and terminate this Contract in accordance with the provisions of paragraph (g) of this ARTICLE XXI, or may accept the Vessel at a reduction in the Contract Price as specified above.

      (f)  Effect of Termination and Offset:

Notwithstanding any other provision of this ARTICLE XXI, it is expressly understood and agreed by the parties hereto that in any case:

           (i) If the Purchaser terminates this Contract under this ARTICLE XXI, the Purchaser shall not be entitled to any liquidated damages.

           (ii) Any amounts of liquidated damages payable under this ARTICLE XXI, may be offset from payments due on the Contract Price under ARTICLE III.

      (g)  Procedure for Termination by the Purchaser:

           (i) In the event that the Purchaser shall exercise its right to terminate this Contract under this ARTICLE XXI, then the Purchaser shall notify the Contractor pursuant to ARTICLE XXXIII hereof, and such termination shall be effective as of the date notice thereof is received by the Contractor.

           (ii) Thereupon the Contractor shall promptly refund to the Purchaser the full amount of all sums paid by the Purchaser to the Contractor on account of the Vessel, unless the Contractor proceeds to dispute such termination under the provisions of ARTICLE XXXII hereof.

           (iii) Upon such refund by the Contractor to the Purchaser, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

ARTICLE XXII.  CANCELLATION BY THE PURCHASER

      (a) The Purchaser, in its sole discretion, shall have the right to cancel this Contract, but only in conjunction with its cancellation of the Purchase Agreement pursuant to Article XI thereof, at any time by giving written notice to the Contractor. The Purchaser's right to cancel this Contract shall expire ninety (90) days prior to the "Delivery Date" of Hull 001 under the Purchase Agreement of; provided, however, if KSI accelerates the Delivery Date of Hull 001 pursuant to Section 1.2(c) of the Purchase Agreement prior to the expiration of the Purchaser's right to cancel this Contract and the accelerated Delivery Date for Hull 001 is less than ninety (90) days from the date of such notice of acceleration, the Purchaser shall have a minimum of sixty (60) days from such notice to exercise its rights under this ARTICLE.

      (b) If the Purchaser cancels this Contract pursuant to this ARTICLE XXII, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be completely discharged; provided, however, the Purchaser shall compensate the Contractor within ten (10) days of such cancellation for (i) any Non-essential Changes made by the Contractor pursuant to ARTICLE IV and (ii) any spares ordered by the Contractor on the Purchaser's behalf pursuant to paragraph (b) of ARTICLE XXIII but not paid for by the Purchaser prior to the cancellation of this Contract or the cancellation charges applicable thereto as provided for in paragraph (c) of ARTICLE XXIII.

ARTICLE XXIII.  SUPPLIES USED DURING TRIALS AND ON BOARD AT DELIVERY; SPARES

      (a) The Contractor shall use during trials and shall have on board at the time of delivery of the Vessel, the supplies (including without limitation lubricating oil, diesel oil, fuel oil and fresh water) requested by the Purchaser from the suppliers designated by the Purchaser, and the Purchaser shall pay for the supplies left on board at delivery at the Contractor's invoiced cost, provided that the Contractor will use its best efforts to obtain competitive prices for such supplies.

      (b) (i) The Purchaser will provide the Contractor with a list of spares in excess of those set forth in this Contract and the Specification. At the Purchaser's option, the Contractor shall purchase such spares on behalf of the Purchaser at the prices available to the Contractor, which shall be treated as a Non-essential Change pursuant to ARTICLE IV hereof.


      (c) For spares that are purchased by the Contractor prior to the expiration or waiver of the Purchaser's right to cancel this Contract pursuant to ARTICLE XXII, the Contractor shall include a cancellation provision in the purchase orders for such spares. In the event that the Purchaser terminates this Contract pursuant to ARTICLE XXII, the Purchaser shall reimburse the Contractor for any cancellation fees assessed by the vendors or for any deposits or payments that the Contractor is unable to have refunded as a result of such cancellation.

ARTICLE XXIV.  TITLE

Title and risk of loss of the Vessel shall pass to the Purchaser only upon the completion of the delivery to and acceptance by the Purchaser of the Vessel in accordance with the terms of this Contract. Until such time, title to and risk of loss of the Vessel shall remain with the Contractor except as otherwise provided in ARTICLE XX. Title to all scrap and title to any material that is surplus to the requirements of this Contract (except Purchaser's Supplies or which under any adjustment of Contract Price under the provisions of ARTICLE IV of this Contract remains the property of the Purchaser) shall vest in the Contractor. Title to all Purchaser's Supplies shall at all times remain in the Purchaser.

ARTICLE XXV.  LIENS

At the time of delivery of the Vessel, the Contractor shall deliver to the Purchaser a Certificate of No Liens, in the form of Exhibit D attached hereto ("Lien Certificate"), certifying the absence of any liens, security interests or rights in rem of any kind on the Vessel, other than a lien, security interest or rights in rem arising out of the actions of the Purchaser. If the Contractor is unable to provide a Lien Certificate because there is a lien, security interest or right in rem on the Vessel, the Purchaser may secure the discharge or release of such lien, security interest or right in rem by withholding from the Delivery Payment the amount required to bond and secure the release or discharge of such lien, security interest or right in rem, which amount shall include the estimated amount of all expenses which might be incurred therewith.

ARTICLE XXVI.  TAXES

The Contractor shall pay, as a cost of the Contractor, all United States, State, County, City and other taxes, assessments and duties lawfully assessed or levied prior to delivery and acceptance of the Vessel by the Purchaser against the Vessel and material, supplies and equipment to be used or used in the performance of this Contract (excepting, however, material, supplies and equipment furnished to the Contractor by the Purchaser) and any sales, use or excise taxes with respect thereto lawfully assessed or levied prior to or concurrently with delivery and acceptance of the Vessel.

ARTICLE XXVII.  PATENT INFRINGEMENT

The Contractor shall be responsible for any and all claims against the Purchaser or the Vessel for infringement of patents, patent rights, copyrights or trademarks in the construction, in the use or in the sale of the Vessel as constructed by the Contractor (excepting claims arising out of equipment, machinery or material supplied to the Contractor by the Purchaser or the use, sale or disposition thereof) and the Contractor shall defend, save harmless and indemnify the Purchaser and the Vessel against all such claims and against all costs, expenses, charges and damages which the Purchaser or the Vessel may be obligated to pay by reason thereof, including expenses of litigation, if any; provided, that the foregoing shall not apply to inventions covered by applications for United States Letters Patent which, during the performance of this Contract, are being maintained in secrecy, under the provisions of 35 U.S.C., Sections 181-188, nor shall the Contractor be obligated to indemnify the Purchaser or the Vessel for any infringement of patents, patent rights, copyrights or trademarks resulting from compliance by the Contractor with any specific written instructions of the Purchaser relating to patent, trademark or copyright matters; provided, further, that upon any such claim being made against said parties or any thereof, the Contractor shall be notified promptly of such claim and also of any suit brought in connection therewith and shall be given an opportunity to defend the same; and provided, further, that no payment on account of any such claim shall be made by the Purchaser unless with the consent of the Contractor or pursuant to the decree of a proper court or tribunal.

ARTICLE XXVIII.  ENTIRE AGREEMENT AND ASSIGNMENT OF CONTRACT; FACSIMILE

      (a) This Contract, including the Specification and Plans and Exhibits A through I, which are incorporated herein and made part of this Contract, contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract. The benefits and obligations of this Contract shall inure to and be binding upon the successors and assigns of the original parties hereto, respectively; provided, however, that no assignment shall be made by either party without the prior written consent of the other, which consent will not be unreasonably withheld; provided, however, that the Purchaser consents to the assignment of this Contract to the Lender in connection with the construction period financing for the Vessel, provided that such assignment will not diminish the Contractor's obligations to perform under this Contract. Any sale by Contractor of the Shipyard and any sale, merger or other transfer of substantially all of the assets, business or ownership of the Contractor or of the Shipyard shall be considered an assignment for which the Purchaser's consent is required under this ARTICLE.

      (b) This Contract may be executed in two or more counterparts and by means of original or facsimile execution, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

ARTICLE XXIX.  COMPUTATION OF TIME

All periods of time shall be computed by including Saturdays, Sundays and holidays except that if such period terminates on a Saturday, Sunday or holiday it shall be deemed extended to the business day next succeeding.

ARTICLE XXX. CONTRACTOR TO COMPLY WITH ALL LAWS AND REGULATIONS

      (a) The Contractor shall comply with all laws, rules, regulations, and requirements of the Regulatory Bodies. At delivery thereof, the Vessel shall be in class, qualified and in compliance with all laws, rules, regulations and requirements of the Regulatory Bodies. The Contractor shall procure at its own expense such permits and certificates from the United States of America, State and local authorities as may be necessary in connection with beginning or carrying on to completion of the contract work and shall at all times comply with all United States of America, state and local laws in any way affecting the contract work; provided, however, that the provisions of ARTICLE IV and
ARTICLE XIII of this Contract shall govern the Contractor's right to recover any increased costs due to changes.

      (b) Without limiting the Contractor's obligations under paragraph (a), the Contractor shall, during the construction of the Vessel, comply with applicable laws, rules and regulations relating to workplace safety and
hazardous materials.   The Contractor shall, during construction of the Vessel,
be responsible and shall assume sole liability for developing plans for and for undertaking the removal, transportation and disposal of any hazardous waste relating to the construction of the Vessel in conformance with applicable laws, rules and regulations. The Contractor shall utilize the Contractor's EPA identification number in connection with any such disposal. The Contractor shall indemnify the Purchaser against any and all loss, cost, penalty or expense arising out of the negligent or willful acts or omissions of the Contractor with respect to such hazardous waste.

ARTICLE XXXI.  APPLICABLE LAW

This Contract shall be governed by federal law of contracts, to the extent applicable, and otherwise by the laws of the State of New York.

ARTICLE XXXII.  DISPUTES

      (a) Any dispute or any difference of opinion between the parties hereto relating to conformity of the construction of the Vessel or material used to the Classification Society requirements or relating to any other technical matters shall be referred to the Classification Society for settlement by and between the parties and the Classification Society. In the event that the settlement cannot be reached by the three parties above-mentioned, then such matter shall be referred to arbitration as hereinafter provided.

      (b) Except for cases that are settled under paragraph (a), any dispute arising under or by virtue of this Contract or any difference of opinion between the parties hereto concerning their rights and obligations under this Contract, shall be referred to arbitration in New York City, unless otherwise agreed by the parties. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association and the parties shall be able to conduct reasonable discovery.

      (c) Either party may demand arbitration of any such dispute or difference of opinion by giving notice in writing to the other party. Any demand for arbitration by either of the parties hereto shall state specifically the question or questions as to which such party is demanding arbitration. A single arbitrator chosen by the parties shall hear the matter. In the event that the Contractor and the Purchaser cannot agree on a single arbitrator within fourteen (14) days of the parties agreeing to arbitration, then the arbitration shall be by a board of three persons, consisting of one arbitrator appointed by each party, and one arbitrator chosen by the other two arbitrators.

      (d) In the event of arbitration of any dispute arising or occurring prior to the delivery of the Vessel, an award of the arbitrators shall include a finding as to whether or not the Contract Delivery Date is in any way altered thereby.

ARTICLE XXXIII. NOTICE

Any and all notices and communications in connection with this Contract shall be addressed as follows:

      To the Purchaser:   Matson Navigation Company, Inc.
                          333 Market Street
                          San Francisco, CA. 94105
                          Attn: Senior Vice President, General Counsel
                          Telephone No: 415-957-4583
                          Facsimile No.: 415-957-4930

      To the Contractor:  Kvaerner Philadelphia Shipyard Inc.
                          2100 Kitty Hawk Avenue
                          Philadelphia  PA  19112-1808
                          Attn: President
                          Telephone No: 215 875 2600
                          Facsimile No.: 215 875 2700

Any notice, including any written notice, required hereunder, shall be effected and deemed received only as follows:

      (a) In the case of a letter, whether sent by registered mail or delivered by hand or by courier, at the date and time of its actual delivery if delivered within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business on the next such working day.

      (b) In the case of a telecopy/photographic facsimile transmission, at the time recorded together with the telephone dialing code of the receiving machine on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day, but only if the time of receipt and the said code appear on the received facsimile copy, always provided, however, that such notice shall be sent by registered mail or dispatched for delivery by hand or by courier not later than on the day of such transmission.

ARTICLE XXXIV. LIMITATION OF LIABILITY AND NO BROKERAGE

      (a) The parties confirm that the express remedies and measures of damages provided in this Contract satisfy the essential purposes hereof. For breach of any provision for which an express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy therefor. If no remedy or measure of damages is expressly herein provided, the obligor's liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy. The parties confirm and agree that under this Contract, no party shall be required to pay or be liable for special, consequential, incidental, punitive, exemplary or indirect damages, lost profit or business interruption damages, by statute, in tort, contract or otherwise. To the extent any damages required to be paid hereunder are liquidated damages, the parties acknowledge that the damages are difficult or impossible to determine, otherwise obtaining an adequate remedy is inconvenient and the liquidated damages constitute a reasonable approximation of the harm and loss.

      (b) No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transaction contemplated by this Contract based on any arrangement or agreement made by or on behalf of either the Purchaser nor the Contractor.

ARTICLE XXXV. ESCROW PROCEDURES

It is agreed that any payment from any escrow account to be established hereunder shall be pursuant to the joint written instructions of both parties hereto, or a final unappealable decision rendered pursuant to the provisions of
ARTICLE XXXII hereof and so certified by the party requesting the payment.

                             [Signature page follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed the day and year first above written.


KVAERNER PHILADELPHIA                   MATSON NAVIGATION
SHIPYARD INC.                           COMPANY, INC.
  CONTRACTOR:                           PURCHASER:


By: /s/ Ronald J. McAlear               By: /s/ C. Bradley Mulholland
    Ronald J. McAlear                       C. Bradley Mulholland
    President and Chief Executive           President and Chief Executive
    Officer                                 Officer




By: /s/ Leif-Arne Langoy                By: /s/ W. Allen Doane
    Leif-Arne Langoy                        W. Allen Doane
    Chairman                                Vice Chairman